Exhibit 99.1

MEDIA RELATIONS CONTACT	INVESTOR RELATIONS CONTACT
Timothy G. Weir, APR	Chad Monroe
Director of Public Affairs, Communications & Marketing	Director of Corporate Development
(812) 962-5128 | tweir@accuridecorp.com	(812) 962-5041 | cmonroe@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride Corporation Sets Date of 2013 Annual Meeting of Stockholders

EVANSVILLE, Ind. — March 22, 2013 — Accuride Corporation (NYSE: ACW), a Delaware corporation (“the Company”), today announced that its 2013 Annual Meeting of Stockholders will be held on Tuesday, May 28, 2013, beginning at 3:00 p.m. Eastern Daylight Time at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, N.Y. 10022.

The Company’s stockholders of record at the close of business on April 17, 2013, will be entitled to receive notice of the annual meeting and to vote upon matters considered at the meeting. Additional information regarding the annual meeting will be provided in the company’s Notice of Annual Meeting which will be mailed together with proxy materials to shareholders of record.

About Accuride Corporation

With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American commercial vehicle industry. The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components. The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End Solutions™, Gunite®, Imperial™ and Brillion™. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at www.AccurideCorp.com.

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Accuride Corporation | 7140 Office Circle | P.O. Box 15600 | Evansville, IN 47716-0600 | (812) 962-5000 | AccurideCorp.com